Exhibit 99.1

Cytori Reports First Celution® System Revenues During the First Quarter;
Provides Update on Celution® System Commercialization

May 9, 2008, San Diego, CA -- Cytori Therapeutics (NASDAQ: CYTX) achieves first Celution® System revenues in the quarter ended March 31, 2008.

“Demand for the Celution 800 System has been very encouraging within the European and Asian reconstructive surgery market,” said Christopher J. Calhoun, chief executive officer of Cytori. “Commercialization of our Celution System-based StemSource® Cell Bank also began during the quarter, generating significant interest among multiple hospitals in Japan, Asia and Europe. The depth and level of discussions with prospective customers gives us confidence that our full year product revenue projections remain on track for $10 to $12 million.”

Reconstructive Surgery Market Introduction

Cytori received orders for 13 Celution 800 Systems during the first quarter of 2008 for customers and distributors in both Europe and Asia. This represents $954,000 in product that was shipped during the quarter, of which $801,000 will be recognized in the second quarter in accordance with the appropriate revenue recognition accounting policy. Additional orders have been received and are being filled during the second quarter.

The Company's goal for 2008 is to introduce the device to select surgeons and hospitals in Europe and Asia-Pacific to build familiarity with the device ahead of the broader market launch anticipated to follow the completion of the planned clinical studies.

Cytori recently announced that the RESTORE II post-marketing breast reconstruction study has begun.  This study has been designed to support reimbursement and market adoption of the Celution 800 System for use in this application. The study will evaluate up to 70 partial mastectomy patients undergoing reconstructive surgery to restore the volume and contour lost from removal of breast tissue associated with tumor removal.

StemSource® Launch

The StemSource Cell Bank commercialization efforts are ongoing by Green Hospital Supply, our exclusive cell bank distribution partner in Japan. Green Hospital Supply, with the support of Cytori, is working closely with a targeted selection of large private and academic hospitals to receive the first StemSource Cell Bank orders in Japan.  Additionally, Cytori is working directly with potential StemSource Cell Bank customers in Asia and Europe to expand the market for its fully developed cell banking products and systems.

Product Pipeline

Cytori's most advanced pipeline product is in cardiovascular disease, for which two double-blind, randomized, dose-escalating, placebo controlled clinical trials are underway in Europe. The PRECISE trial is in patients with chronic heart disease and enrollment is now well into the second of three 12-patient cohorts. The APOLLO trial is in heart attack patients and enrollment is well into the first of four 12-patient cohorts. Preclinical progress has been made in other therapeutic applications, including spinal disc disease, and we expect to advance one or more of these applications into clinical trials in the next six to 18 months.

Financials

Product revenue for the first quarter of 2008 was $153,000. Because this is the first time Cytori recognized Celution System-based product revenues, the first quarter of 2007 is not a comparable period. During the quarter, Cytori received orders for 13 Celution Systems plus consumables, amounting to $954,000 in shipped product into the European and Asian reconstructive surgery market. In the second quarter of 2008, Cytori will recognize $801,000 from the systems that were shipped in the first quarter.

Development revenue for the first quarter 2008 was $811,000 compared to $45,000 for the same period in 2007. The majority of this revenue was recognized by achieving performance milestones linked to the Olympus-Cytori Joint Venture.

Research and development expenses for the quarter ended March 31, 2008 were $5.0 million compared to $5.0 million in the same period in 2007. Sales and marketing expenses for the first quarter of 2008 were $958,000, compared to $546,000 for the same period in 2007. General and administrative expenses for the first quarter were $3.1 million, compared to $3.2 million for the same period in 2007. Net loss for the first quarter was $8.3 million, or $(0.34) per common share, compared to a net loss of $8.7 million, or $(0.43) per common share, for the same period in 2007.

Cash, cash equivalents and short term investments were $8.0 million as of March 31, 2007. After the end of the quarter, Cytori received $6.0 million from the sale of 1.0 million shares to Green Hospital Supply, Inc. This was the second payment as part of an agreement entered into in the first quarter of 2008 to sell 2.0 million shares at $6 per share.

Management Discussion

Cytori’s management will host a conference call at 10:00 a.m. Eastern Daylight Time today to discuss these results and the Company’s outlook for 2008. The audio webcast of the conference call may be accessed under “Events & Webcasts” in the Investor Relations section of the Company’s website at www.cytoritx.com. The webcast will be available live and by replay two hours after the call on the company’s website and archived for 90 days.  A telephone replay will be available for one week.  To access the replay, please call +1 (303) 590-3000 (PIN: 11113064#).

About Cytori

Cytori’s (NASDAQ: CYTX) goal is to be the global leader in regenerative medicine. The company is dedicated to providing patients with new options for reconstructive surgery, developing treatments for cardiovascular disease, and banking patients' adult stem and regenerative cells. The Celution® 800 System is being introduced in Europe into the reconstructive surgery market while the Celution® 900 System will be launched in Asia-Pacific for cryopreserving a patient's own stem and regenerative cells. Clinical trials are ongoing in cardiovascular disease and planned for spinal disc degeneration, gastrointestinal disorders, and other unmet medical needs. www.cytoritx.com

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements regarding events, trends and business prospects, which may affect our future operating results and financial position. These statements include, without limitation, statements about our anticipated revenue projections, expenditures and progress related to clinical studies, and future expansion of our product launches in the reconstructive surgery and stem cell banking market. Such forward-looking statements are not guarantees of future performance and actual results will likely differ, perhaps materially, from those anticipated in these forward-looking statements as a result of various factors, including: changes in laws or regulatory requirements, market conditions, product performance, unforeseen litigation, and competition within the regenerative medicine field. These and other risks and uncertainties are described under the "Risk Factors" section in our annual and quarterly reports filed with the Securities and Exchange Commission, and we encourage you to read our Risk Factors descriptions carefully. These statements, like all statements in this press release, speak only as of the date of this release (unless an earlier date is indicated) and we undertake no obligation to update or revise the statements except as required by law.

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Consolidated Condensed Balance Sheets
(Unaudited)

	As of March 31, 2008	As of December 31, 2007

Assets
Current assets:
Cash and cash equivalents	$8,010,000	$11,465,000
Accounts receivable, net of allowance for doubtful accounts of $8,000 and $1,000 in 2008 and 2007, respectively	146,000	9,000
Inventories, net	360,000	—
Other current assets	782,000	764,000

Total current assets	9,298,000	12,238,000

Property and equipment, net	3,270,000	3,432,000
Investment in joint venture	360,000	369,000
Other assets	507,000	468,000
Intangibles, net	1,023,000	1,078,000
Goodwill	3,922,000	3,922,000

Total assets	$18,380,000	$21,507,000

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable and accrued expenses	$6,707,000	$7,349,000
Current portion of long-term obligations	601,000	721,000

Total current liabilities	7,308,000	8,070,000

Deferred revenues, related party	17,974,000	18,748,000
Deferred revenues	2,379,000	2,379,000
Option liability	1,200,000	1,000,000
Long-term deferred rent	399,000	473,000
Long-term obligations, less current portion	184,000	237,000

Total liabilities	29,444,000	30,907,000

Commitments and contingencies
Stockholders’ deficit:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; -0- shares issued and outstanding in 2008 and 2007	—	—
Common stock, $0.001 par value; 95,000,000 shares authorized; 26,976,732 and 25,962,222 shares issued and 25,103,898 and 24,089,388 shares outstanding in 2008 and 2007, respectively	27,000	26,000
Additional paid-in capital	136,108,000	129,504,000
Accumulated deficit	(140,405,000)	(132,132,000)
Treasury stock, at cost	(6,794,000)	(6,794,000)
Amount due from exercises of stock options	—	(4,000)

Total stockholders’ deficit	(11,064,000)	(9,400,000)

Total liabilities and stockholders’ deficit	$18,380,000	$21,507,000

Consolidated Condensed Statements of Operations and Comprehensive Loss
(Unaudited)

	For the Three Months Ended March 31,
	2008	2007

Product revenues:
Related party	$—	$280,000
Third party	153,000	—
	153,000	280,000

Cost of product revenues	60,000	225,000

Gross profit	93,000	55,000

Development revenues:
Development, related party	774,000	—
Research grants and other	37,000	45,000
	811,000	45,000

Operating expenses:
Research and development	4,963,000	4,996,000
Sales and marketing	958,000	546,000
General and administrative	3,111,000	3,166,000
Change in fair value of option liabilities	200,000	200,000

Total operating expenses	9,232,000	8,908,000

Operating loss	(8,328,000)	(8,808,000)

Other income (expense):
Interest income	76,000	197,000
Interest expense	(23,000)	(52,000)
Other income (expense), net	11,000	(4,000)
Equity loss from investment in joint venture	(9,000)	(2,000)

Total other income, net	55,000	139,000

Net loss	(8,273,000)	(8,669,000)

Other comprehensive loss – unrealized loss	—	(1,000)

Comprehensive loss	$(8,273,000)	$(8,670,000)

Basic and diluted net loss per common share	$(0.34)	$(0.43)

Basic and diluted weighted average common shares	24,442,655	20,063,750